Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) is executed this 14th day of July, 2021, but to be effective July 1, 2021 (the “Effective Date”), by and among Sanara MedTech Inc., a Texas corporation (“Purchaser”) and Rochal Industries, LLC, a Texas limited liability company (“Seller”). Purchaser and Seller are each referred to herein as a “Party,” and collectively as, the “Parties.”

RECITALS

WHEREAS, Seller is in the business of creating, developing and commercializing technology innovations in natural and synthetic polymers, antimicrobials, and biological systems (the “Business”); and

WHEREAS, Seller desires to assign, sell, transfer, convey and deliver to Purchaser the Purchased Assets, and Purchaser desires to purchase from Seller the Purchased Assets, in each case, as of the Effective Date and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE PURCHASED ASSETS

1.1. Purchase and Sale. Seller hereby assigns, sells, transfers, conveys, and delivers to Purchaser the Purchased Assets, TO HAVE AND TO HOLD, unto Purchaser, its successors, and assigns forever. For purposes of this Agreement, “Purchased Assets” means all of the assets of Seller, including the Intellectual Property, the 510(k) FDA Clearances described on Schedule 1.1 attached hereto, furniture and equipment, supplies, goodwill, rights and claims of Seller wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller, other than Excluded Assets.

1.2. Excluded Assets. Nothing contained in this Agreement will be deemed to assign, sell, transfer or convey to Purchaser any assets of Seller that are set forth on Schedule 1.2 attached hereto (the “Excluded Assets”) and Seller will retain all right, title and interest to, in and under the Excluded Assets.

1.3. Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform, and discharge only the liabilities in respect of the Purchased Assets that are set forth on Schedule 1.3, and only to the extent that such liabilities thereunder: (a) are required to be performed after the Effective Date; and (b) do not relate to any failure to perform, improper performance, warranty or other breach, default, or violation by Seller on or prior to the Effective Date (collectively, the “Assumed Liabilities”), and no other liabilities.

1.4. Excluded Liabilities. Notwithstanding any provision herein to the contrary, Purchaser does not assume or succeed to, and will not be liable for, be subject to, or be obligated for, and the Purchased Assets will not be subject to, any liabilities of Seller (including any liabilities arising under environmental law) and/or related to the Purchased Assets that are not Assumed Liabilities (the “Excluded Liabilities”). It is understood by both parties that Purchaser assumes no debts owed by Seller or the Business and will not be liable for, subject to, or obligated for, any such debt. Seller hereby acknowledges that it is responsible for all Seller obligations incurred prior to the Effective Date including, but not limited to, accrued expenses, accrued wages and any related obligations (other than the Assumed Liabilities), Taxes, notes payable, loans, including any amounts due pursuant to the Paycheck Protection Program.

1.5. Purchase Closing; Deliveries.

(a) The closing (the “Purchase Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place simultaneously with the execution and delivery of this Agreement by electronic means. Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed (including, without limitation, the Transaction Documents) and delivered by the Parties will be deemed to have been taken and executed simultaneously with this Agreement and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b) On the date hereof, (i) Purchaser and Seller shall duly execute and deliver to the applicable Party (A) a bill of sale, assignment and assumption agreement, in form and substance reasonably acceptable to the Parties (the “Bill of Sale, Assignment and Assumption Agreement”), and (B) in respect of any Purchased Intellectual Property, an assignment agreement respecting the assignment of such Purchased Intellectual Property, in form and substance reasonably acceptable to the Parties (the “IP Assignment Agreement”), collectively, the (“Transaction Documents”), and (ii) Seller shall deliver to Purchaser (A) evidence satisfactory to Purchaser of the release of any Liens (other than Permitted Liens) on the Purchased Assets, and (B) an affidavit of non-foreign status of Seller that complies with the Treasury Regulations under IRS Code Section 1445. On the Purchase Closing date, Purchaser shall deliver or cause to be delivered to Seller a certificate or, if the Shares are uncertificated, a notice of issuance, representing the Shares being issued to Seller.

1.6. Consideration. Upon execution of this Agreement, Purchaser shall pay Seller an aggregate amount equal to $1,000,000, of which (a) $500,000 will be paid in cash reduced by the amount of the Employee Reserve of $15,045.83 and increased by the amount of the security deposit of $11,146.10 held by Network EPA, LLC as the landlord of the Office Lease for a net cash payment of $496,100.27, and (b) $500,000 will be paid in shares of Purchaser’s common stock (the “Shares”). Such aggregate amount contemplated by this Section 1.6, together with the Assumed Liabilities, hereinafter referred to as the “Purchase Price.” The number of Shares shall be determined by dividing $500,000 by the average closing sale price of Purchaser’s common stock for the twenty (20) trading days immediately preceding the Purchase Closing.

1.7. Post-Closing Adjustments. As soon as practicable after the Effective Date, and in any event within sixty (60) days after the Effective Date, Purchaser and Seller shall prepare and deliver to the other Party, in accordance with this Agreement and United States generally accepted accounting principles, a statement setting forth each adjustment that was not finally determined as of the Effective Date ("Post-Closing Adjustments"). The Parties undertake to agree with respect to the amounts of such Post-Closing Adjustments no later than seventy-five (75) days after the Effective Date. Seller shall pay to Purchaser, or vice versa, as the case may be, within ten (10) business days after the date the Parties agree to the amount of such Post-Closing Adjustments.

1.8. Products Currently Under Development (“PCUD”). Following the Effective Date, Purchaser shall use commercially reasonable efforts to perform the Minimum Development Efforts in respect of each PCUD. If Purchaser performs the Minimum Development Efforts in respect of each PCUD, Purchaser shall be entitled to an intellectual property license from Seller in respect of such PCUD. Seller and Purchaser will negotiate the license agreement evidencing such license in good faith and in a form and substance mutually acceptable to the Parties, the terms of which will be based on the term sheet template of the existing license agreements between Purchaser and Seller and based on the material terms set forth on Schedule 1.8, including, without limitation, with respect to cash and/or stock (at Purchaser’s discretion) payments, minimum annual royalties and capped target net profit royalties (herein, the “License Agreement”). To the extent Purchaser does not incur the Minimum Development Efforts with respect to a PCUD or delivers written notice to Seller of its intention to not incur the Minimum Development Efforts in respect of such PCUD, Purchaser will grant Seller, subject to terms and conditions mutually acceptable to the Parties, the rights to the Intellectual Property reasonably necessary to monetize such PCUD. If Seller elects to monetize such PCUD, Seller shall pay to Purchaser an amount equal to 50% of all related proceeds received by Seller in respect of such PCUD. For purposes of this Section 1.8, “Minimum Development Efforts” means, with respect to any PCUD in respect of a calendar year beginning January 1, 2022, development efforts by Purchaser in an amount involving no less than $20,000 in expenditures and 40 work hours. For the avoidance of doubt, until Purchaser fails to incur the Minimum Development Efforts with respect to a PCUD, Seller shall not be entitled to monetize the PCUD. Furthermore, and not withstanding anything contrary contained herein, in the event Purchaser has not filed an application for clearance with the U.S. Food and Drug Administration by December 31, 2026 (if such clearance is required), then in such event, at any time thereafter, Seller shall have the option to elect by sending written notice in advance to Purchaser that Seller elects to monetize such PCUD (the “PCUD Notice”). In the event Seller sends the PCUD Notice to Purchaser as permitted herein, each Party shall be entitled to receive 50% of all proceeds that are received in connection with monetization of such PCUD after all reasonable third party out-of-pocket costs and expenses incurred from the date of the PCUD Notice and thereafter are paid.

1.9. New Products. For the three-year period after the Effective Date, Seller shall be entitled to receive consideration for any new product relating to the Business that is directly and primarily based on an invention conceived and reduced to practice by a member or members of Seller’s science team (“New Products”). In the event of the development of a New Product during the three-year period after the Effective Date, the Parties shall execute a License Agreement evidencing same. For such New Products, terms of such License Agreement shall include amounts equal to 25% of the licensing fees and royalties typically realized.

1.10. Withholding. Purchaser and any agent of Purchaser shall be entitled to deduct and withhold from amounts otherwise payable to Seller pursuant to this Agreement such amounts as are required by applicable Tax law to be deducted and withheld with respect to the making of such payment under the IRS Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made.

1.11. Grants. Attached hereto is Schedule 1.11, includes all existing Research Grant Contracts awarded to Seller as well as pending Research Grant Contracts that have been awarded but have yet to be executed (collectively the “Existing Grants”). All additional Research Grant Contracts applied for by Purchaser or any affiliate of Purchaser after the Effective Date with any funder shall be referred to herein as a “Future Grant”. Existing Grants and Future Grants may be referred to herein collectively as the “Grants” or singularly the “Grant”.

1.12. Grant Proceeds.

(a)
For the three-year period after the Effective Date, Seller shall be entitled to receive consideration in an amount in cash equal to any Grant proceeds actually received by either Purchaser or Seller. If Seller receives Grant proceeds, Seller shall promptly forward to Purchaser an amount in cash equal to the amount of such Grant proceeds received by Seller, less any amounts Seller pays to vendors for Grant related goods and services.

(b)
Seller will invoice Purchaser on a monthly basis for an amount in cash equal to twenty five percent (25%) of the Grant proceeds actually received by Seller from the applicable Grant funder during the three-year period after the Effective Date. Purchaser shall pay any such invoices from Seller for an amount in cash equal to funds actually received by Seller from the applicable funder within thirty (30) days of the invoice date.  Seller will continue to administer Grant accounting on behalf of Purchaser for those Grants received in the name of Seller and provide an accounting thereof to Purchaser.

(c)
Purchaser will pay Seller an amount in cash equal to (i) twenty five percent (25%) of any Existing Grant proceeds actually received directly by Purchaser from the applicable funder during the three-year period after the Effective Date, (ii) twenty five percent (25%) of any Future Grant proceeds actually received directly by Purchaser from the applicable funder during the three-year period after the Effective Date, less any consulting fees paid to Ann Beal Salamone related to the preparation of such Future Grant applications, within thirty (30) days of receipt together with providing an accounting thereof. Such amounts will be paid to Seller within thirty (30) days of the month-end in which the Grant funding was received by Purchaser.

1.13. Certain Definitions. For the purposes of this Agreement, the following definitions apply:

(a) “Existing Liens” means the security interest that the Lenders have in all the assets of Seller.

(b) “Intellectual Property” means any right, title and interest in or relating to intellectual property, whether protected, created, or arising under the laws of the United States or any other jurisdiction, including (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof, (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof, (iii) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof, (iv) trade secrets and other proprietary confidential information, and (v) other intellectual property rights.

(c) “Lenders” means Catalyst Rochal, LLC, Ann Beal Salamone, Carl E. Sassano and Christopher M. Fashek.

(d) “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Seller through the date hereof consistent with past practice.

(e) “PCUD” means unlicensed products and technologies currently under development as outlined in Section 5of Schedule 1.2.

(f)  “Permitted Liens” means: (i) any Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business or by operation of law if the underlying obligations are not delinquent, (iii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (iv) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(g) “Purchased Intellectual Property” means the Intellectual Property of Seller included in the Purchased Assets and as delineated in Schedule 2.2.

(h) “Restricted Business” means any person or entity that is engaged in the Business.

(i) “Tax” or “Taxes” shall mean any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, goods and services, harmonized sales, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever together with any interest, penalties, fines, additions to tax or additional amounts imposed by any Tax authority in connection with any item described above.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, as of the Effective Date, as follows:

2.1. Organization and Good Standing; Authority; Execution; Enforceability. Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and consummate the Transactions. The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party in connection with the consummation of the Transactions, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transactions have been duly authorized and approved by all required action on the part of Seller. Assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Purchaser, this Agreement and the Transaction Documents to which Seller is a party constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and (b) as to enforceability, general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”). Seller does not have any subsidiaries.

2.2. Intellectual Property.

(a) Seller is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Purchased Intellectual Property. Schedule 2.2 contains a true and complete list of all registered and material unregistered Intellectual Property included in the Purchased Intellectual Property, including any pending applications to register any of the foregoing. Seller has the valid right to use all Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of any security interest, mortgage, lien, option, pledge or other similar encumbrance (collectively, “Liens”), other than any Permitted Lien, or the Existing Liens which have been released on or before the Effective Date;

(b) There are no circumstances as of the Effective Date that could reasonably be foreseen to result in, any Liens on the Purchased Intellectual Property, other than any Permitted Lien; Seller has not transferred ownership of, or granted any exclusive license with respect to, any Purchased Intellectual Property;

(c) To the best of Seller’s knowledge, no individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any governmental authority (each, a “Person”) is infringing, misappropriating or otherwise violating Seller’s rights in the Purchased Intellectual Property. Seller is not, and the operation of the Business is not, infringing, misappropriating or otherwise violating any Person’s rights in any intellectual property;

(d) All required filings and fees related to the registrations for such Purchased Intellectual Property, if any, have been timely filed with and paid to the relevant governmental authorities and authorized registrars, and all such registrations are in good standing; Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Purchased Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications);

(e) Seller has taken all other reasonable steps to maintain the Purchased Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Purchased Intellectual Property, including requiring all Persons having access thereto to execute written assignment and non-disclosure agreements;

(f) The consummation of the Transactions will not result in the loss, impairment, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Purchaser’s right to own, use, or hold for use any Intellectual Property as the same is owned, used, or held for use in the conduct of the Business as currently conducted; and

(g) There are no current or pending interference, reissue, reexamination, opposition or summary cancellations proceedings, or litigation, involving Purchased Intellectual Property.

2.3. Title. Seller has good and valid title to all Purchased Assets. Except for any Permitted Liens, all of the Purchased Assets are free and clear of all Liens other than any Permitted Lien, or the Existing Liens which shall be released on or before the Effective Date. Seller is not entering into the Transactions contemplated hereby with intent to hinder, delay, or defraud either present or future creditors. All items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are to the best of Seller’s knowledge (a) in good condition, free from material defects and in a state of good maintenance and repair (ordinary wear and tear excepted), (b) are suitable for the purposes used, and (c) do not need to be renewed or replaced.

2.4. Conflicts; Consents of Third Parties. None of the execution and delivery by Seller of this Agreement or the Transaction Documents, the consummation of the Transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller, in each case, under or pursuant to, as applicable, any provision of (a) the certificate of formation or limited liability company agreement or comparable organizational documents of Seller; (b) any contract, agreement, or undertaking, permit or license to which Seller is a party or by which any of the properties or assets of Seller are bound or subject; (c) any order, judgment or decree by a governmental authority or agency applicable to Seller or any of the properties or assets of Seller; or (d) any applicable legal requirements. No consent, waiver, approval, order, judgment, decree, permit, license or authorization of, or declaration or filing with, or notification to, any Person or governmental authority or agency is required on the part of Seller in connection with (i) the execution and delivery of this Agreement or the Transaction Documents, the compliance by Seller with any of the provisions hereof and thereof, or the consummation of the Transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Purchase Closing of any permit, license, contract, agreement or undertaking of Seller.

2.5. Compliance with Laws; Permits. Seller has complied, in all material respects, and is now complying, in all material respects, with all applicable laws for the Business or Purchased Assets, including any laws administered or issued by the U.S. Food and Drug Administration or any similar governmental entity, and any laws regarding developing, testing, manufacturing, marketing, distributing and promoting products of Seller, complaint handling or adverse event reporting. All material permits and/or licenses required for the Seller to conduct the Business have been obtained by Seller and are valid and in full force and effect. All fees and charges that are due and payable with respect to such permits have been paid in full. There is no legal proceeding pending or threatened against Seller (or pending or threatened, against any of the officers, managers, directors, or employees of Seller with respect to their business activities on behalf of Seller), or to which Seller is otherwise a party. Seller is not subject to any order, judgment or decree, and Seller is not in breach or violation of any order, judgment, or decree.

2.6. Permitted Liens. There are no material Permitted Liens encumbering the Purchased Assets as of the Effective Date that would adversely affect the Purchased Assets.

2.7. Taxes. (a) all Tax Returns required to be filed with respect to the Seller and the Purchased Assets have been duly and timely filed with the appropriate governmental authority or agency in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all respects; and (b) all Taxes payable with respect to the Seller and the Purchased Assets by or on behalf of each of Seller and any affiliates have been fully and timely paid. Seller has complied in all respects with all applicable legal requirements relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate governmental authority or agency all amounts required to be so withheld and paid under all applicable legal requirements. There are no outstanding issues with respect to Seller or the Purchased Assets which have been raised and communicated to Seller by any Tax authority for any fiscal period in respect of which a Tax Return of Seller has been audited. Seller is not a foreign person within the meaning of IRS Code Section 1445.

2.8. Employees. Schedule 2.8 lists all employees of Seller (each, an “Employee”) as of the date hereof by name, position, full-time or part-time status, and date of hire. Seller shall provide a true, correct and complete schedule including Employees’ exempt or non-exempt status, employment status (whether active or on leave of absence), compensation (whether annual salary, hourly rate or piece rate, as applicable, and amount paid or, if no set amount, range paid), bonuses or commissions, benefits, and accrued but unused vacation, sick or other paid leave and the rate at which such vacation, sick or other paid leave is accrued as of the Effective Date. All Employees are employees at-will, and no former employee has any right to recall or reemployment. No Employees are represented by any labor organization, union, or a party to any labor, collective bargaining, or similar agreement. There is no and has been no organizing activity involving Seller pending or threatened by any labor organization or Employee. Each independent contractor of Seller, if any, has been properly characterized as such and is not likely to be characterized by any governmental authority or agency as an employee or as having been in an employee-like relationship with Seller. During the five years prior to the date hereof, there have not been and there are not, as of the date hereof, any (a) strikes, work stoppages, slowdowns, lockouts, or arbitrations, or (b) material grievances or other labor disputes pending or threatened against or involving Seller. There are no unfair labor practice charges, grievances or complaints pending or threatened by or on behalf of any Employee, independent contractor or group of Employees or independent contractors of Seller. Seller has paid as of the date hereof all salaries, wages, bonuses, incentives, overtime, etc. owed to its Employees and former employees and any amounts due and owing to any independent contractor or former independent contractor of Seller. All current assessments under applicable workers compensation legislation that relate to Seller have been paid or accrued, and Seller has not been subject to any specialty, penalty or other assessment under such legislation which has not been paid.

2.9. Purchase Entirely for Own Account. This Agreement is made with Seller in reliance upon the Seller’s representation to Purchaser, which by Seller’s execution of this Agreement, Seller hereby confirms, that the Shares to be acquired by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to any resale or distribution of any part thereof in violation of any applicable law, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of any applicable law. By executing this Agreement, Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares in violation of any applicable law. Seller has not been formed for the specific purpose of acquiring the Shares.

2.10. Disclosure of Information. Seller has had an opportunity to discuss Purchaser’s business, management, financial affairs and the terms and conditions of the offering of the Shares with Purchaser’s management and has had an opportunity to review Purchaser’s facilities. The foregoing, however, does not limit or modify the representations and warranties of Purchaser in Article III of this Agreement or the right of Seller to rely thereon. Seller understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein.

2.11. Investment Intent. Seller understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Purchaser has no obligation to register or qualify the Shares for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to Purchaser which are outside of Seller’s control, and which Purchaser is under no obligation and may not be able to satisfy. Either alone or together with its representatives, Seller has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of such investment in the Shares and is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

2.12. No General Solicitation. Neither Seller, nor any of its officers, managers, employees, agents, equity holders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

2.13. Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

2.14. Legends. Seller understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended and the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

2.15. Bad Actors. Neither Seller nor any of its managers, executive officers, general partners or managing members is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2) under the Securities Act.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the Effective Date, as follows:

3.1. Organization and Good Standing; Authority; Execution; Enforceability. Purchaser is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and consummate the Transactions. The execution and delivery by Purchaser of this Agreement and each Transaction Document to which it is a party in connection with the consummation of the Transactions, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the Transactions have been duly authorized and approved by all required action on the part of Purchaser. This Agreement and each of the Transaction Documents to be executed by Purchaser in connection with the consummation of the Transactions constitute legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.

3.2. Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and Liens created by or imposed by Seller. The Shares will be issued in compliance with all applicable federal and state securities laws.

ARTICLE IV

COVENANTS

4.1. Further Assurances. From time to time following the Effective Date, each of the Parties shall, and shall cause their respective affiliates to, execute, acknowledge and deliver such additional documents, instruments, further conveyances, notices, releases, assumptions, acquittances, assurances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the Transaction Documents and give effect to the Transactions.

4.2. Tax Matters.

(a) Each Party is responsible for paying their own federal, state, local or foreign net income Taxes resulting from consummation of the Transactions contemplated by this Agreement. The Purchase Price, the Assumed Liabilities, and other amounts treated as consideration for U.S. federal income Tax purposes will be allocated among the Purchased Assets as determined in a manner mutually agreeable to Purchaser and Seller not later than 90 days following the Effective Date. All Tax Returns filed by Purchaser and Seller will be prepared consistently with such allocation.

(b) All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Effective Date, shall be prorated between Purchaser and Seller as of the Effective Date. Seller shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period up to and including the Effective Date. Purchaser shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period after the Effective Date. With respect to Taxes described in this Section 4.2(b), Seller shall timely file all Tax Returns due before the Effective Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Effective Date with respect to such Taxes. If one party remits to the appropriate Tax authority payment for Taxes, which are subject to proration under this Section 4.2(b), and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

(c) Purchaser and the Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

(d) At Purchaser’s request, Seller shall notify all of the Tax authorities for the jurisdictions so requested by Purchaser of the Transactions contemplated by this Agreement in the form and manner required by such Tax authorities, if the failure to make such notifications or receive any available tax clearance certificate (“Tax Clearance Certificate”) could reasonably be expected to subject Purchaser to liability for any Taxes of Seller. If, in respect to any application for Tax Clearance Certificates made pursuant to this Section 4.2(d), any Tax authority asserts that Seller is liable for any Tax, Seller shall, subject to any bona fide good faith dispute, promptly pay any and all such amounts and shall have provided evidence to Purchaser that such liabilities have been paid in full or otherwise satisfied.

4.3. Employee Matters.

(a) At or prior to the Purchase Closing, Purchaser shall make offers of employment (on an “at will” basis) to those employees of Seller listed on Schedule 2.8 to commence such employment immediately upon the Effective Date. Employees listed on Schedule 2.8 who accept offers of employment with Purchaser are hereinafter referred to as the “Transferred Employees.” Purchaser shall extend each such Transferred Employee full credit for any years of employment they have established with Seller for employee benefit purposes. The provisions of this Section 4.3 are solely for the benefit of the Parties, and no Transferred Employee or former employee or any other individual shall be regarded for any purpose as a third-party beneficiary of this Section 4.3 or have any cause of action or claim based on this Section 4.3. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any benefit plan or any other program, agreement or arrangement maintained or sponsored by Seller, Purchaser or any of their respective affiliates; or (ii) alter or limit the ability of the Purchaser or any of its respective Affiliates to amend, modify or terminate any benefit plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Date.

(b) Employment Agreements. Employment Agreements shall be provided for all full-time Transferred Employees on or before the Purchase Closing that have terms consistent with Purchaser’s Employment Agreements and shall commence immediately upon the Purchase Closing to be effective on the Effective Date.

(c) Consulting Agreement. Ann Beal Salamone and the Purchaser may execute a mutually acceptable consulting agreement as a part of the Purchase Closing.

(d) Procedure. Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii)  Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii)  Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Transferred Employees are employed by Purchaser that includes the Effective Date, excluding the portion of such year that such employee was employed by Seller.

4.4. Trademarks. Purchaser shall be permitted, and is hereby granted a non-exclusive license, to utilize any or all of the registered and common law trademarks and logos owned by Seller, including but not limited to those set forth on Schedule 4.4 and the trade name “Rochal” (collectively, the “Trademarks”), for the purpose of conducting the Business; provided, however, that Seller shall have the option to revoke each such license, except the trade name “Rochal”, at any time upon delivery of 30-day prior written notice to Purchaser and that Purchaser shall cease to use such trademarks and logos owned effective as of the day immediately following such 30-day period. Subject to the limitations set forth in Article V (which is incorporated herein by reference), Purchaser shall indemnify Seller for any Losses that Seller incurs with respect thereto to the extent such Losses are not caused by, result from, or arise from, any actions or omissions by Seller, and Seller shall indemnify Purchaser for any Losses that Purchaser incurs with respect thereto to the extent such Losses are caused by, result from, or arise from, any actions or omissions by Seller, including any infringement by Seller’s Trademark of the trademark rights of any third party.

4.5. Restrictive Covenants.

(a) Non-Solicitation. For a period of five (5) years from and after the Effective Date, Seller shall not, and shall cause its affiliates not to, directly or indirectly: (i) (A) cause, solicit, induce or encourage any current or former employee of Purchaser to leave such employment, or (B) employ or otherwise engage any such employee or individual, in each case, to provide services to a Restricted Business, or (ii) cause, solicit, induce or encourage any former, actual or prospective client, customer, supplier, or licensor of Purchaser or any of its affiliates (including any existing or former customer of Seller and any Person that becomes a client or customer of Purchaser after the Effective Date and any Person that was a client, customer, supplier or licensor at any time within the six (6) months before such solicitation, inducement or encouragement) or any other Person who has a material business relationship with Purchaser, Seller or any of their affiliates, in each case, to do business with a Restricted Business or terminate or materially modify any such actual or prospective relationship with Purchaser or any of its affiliates in connection with the Business.

(b) Confidentiality. From and after the Effective Date, except as required by law, each Party (each a “Receiving Party” as applicable) shall keep confidential and shall not disclose, use or divulge on and after the Effective Date any confidential, proprietary, non-public or secret information (“Confidential Information”) the Receiving Party may obtain from the other Party (each a “Disclosing Party” as applicable) pursuant to this Agreement or otherwise, unless such information is known, or until such information becomes known, to the public (other than as a result of a disclosure by the Receiving Party in breach of this Section 4.5(b)); provided, that the Receiving Party may disclose such information to: (i) its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with the Purchased Assets or the Excluded Assets, as applicable, and who are advised of the confidential nature of the Confidential Information; or (ii) to a governmental authority compelling production.

ARTICLE V

SURVIVAL; INDEMNIFICATION

5.1. Indemnification.

(a) Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Purchase Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Effective Date; provided, that the representations and warranties in Section 2.1, Section 2.2, Section 2.3, Section 2.7, Section 2.10, Section 2.11, Section 2.12, Section 2.13, Section 3.1 and Section 3.2 (collectively, the “Fundamental Representations”) shall survive the Purchase Closing and shall remain in full force and effect until the date that is the six (6)-year anniversary of the Effective Date. All covenants and agreements of the Parties contained herein shall survive the Purchase Closing for the respective term specified in such covenant or agreement or, if not specified, until such covenant or agreement is fully performed.

(b) Indemnification by Seller. Subject to the limitations and other terms and conditions of this Article V, Seller shall, and hereby agrees to, indemnify and hold harmless Purchaser and Purchaser’s principals, members, officers, and managers (collectively, the “Purchaser Indemnified Parties”) from and after the Effective Date against and with respect to any claims, actions, losses, damages (including attorneys’ fees and costs, costs of investigation and defense, and incidental and consequential damages, but excluding punitive damages except in the case of a third-party claim), demands, causes of action, and liabilities, whether actual or threatened, accrued or unaccrued, contingent, known or unknown (in each instance, a “Loss”) incurred or sustained by Purchaser following the Effective Date based on, relating to, resulting from or in connection with: (i) any breach of any representations or warranties of Seller contained in Article II; (ii) any breach or default in the performance by Seller of any covenants and agreements to be performed by Seller hereunder; and (iii) any Excluded Asset or any Excluded Liabilities.

(c) Indemnification by Purchaser. Subject to the limitations and other terms and conditions of this Article V, Purchaser shall, and hereby agrees to, indemnify and hold harmless Seller and Seller’s principals, members, officers, managers, employees and affiliates (collectively, the “Seller Indemnified Parties” and together with the Purchaser Indemnified Parties, herein an “Indemnified Party”) from and after the Effective Date against and with respect to any Losses incurred or sustained by Seller following the Effective Date based on, relating to, resulting from or in connection with: (i) any breach of any representations or warranties of Purchaser contained in Article III; (ii) any breach or default in the performance of any covenants and agreements to be performed by Purchaser hereunder; and (iii) any Assumed Liabilities.

5.2. Limitations to Indemnification. The indemnification rights and obligations provided for in Section 5.1 are subject to the following limitations:

(a) Notwithstanding the provisions of this Article V, neither Seller nor Purchaser shall have any indemnification obligations for Losses unless the aggregate amount of all such Losses equals or exceeds $10,000 (the “Deductible”); provided, that at the time the Deductible has been met, the Indemnitor shall be responsible solely for the amount of such Losses in excess of the Deductible. In no event shall the aggregate amount of indemnifiable Losses to be paid by Seller or Purchaser under this Article V exceed $150,000 (the “General Cap”). Notwithstanding anything to the contrary in this Article V, (i) neither the Deductible nor the General Cap shall be applicable with respect to any indemnification obligation arising out of any fraudulent, intentional or willful breach or any breach of any Fundamental Representations, and (ii) in no event shall the aggregate amount of indemnifiable Losses to be paid by Seller or Purchaser under this Article V in respect of any indemnification obligation arising out of any fraudulent, intentional or willful breach or any breach of any Fundamental Representations exceed an amount equal to $500,000.

(b) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or in any Transaction Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Date, by such party or its affiliates or representatives with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants, and agreements.

(c) The amount of any Losses subject to indemnification hereunder or of any claim therefor shall be calculated net of any insurance proceeds (net of direct collection or recovery costs and expenses) actually received by the Seller Indemnified Parties or the Purchaser Indemnified Parties, as applicable, on account of such Losses, pursuant to insurance policies in effect immediately prior to the Purchase Closing. If the Seller Indemnified Parties or the Purchaser Indemnified Parties actually receive insurance proceeds as described above, and such proceeds were not included in the computation of Losses and/or Losses have been paid prior to the receipt of such proceeds, the Seller Indemnified Parties or the Purchaser Indemnified Parties, as applicable, shall refund the Purchaser or Seller, as applicable, the amount of such insurance proceeds that constitutes a duplicate recovery, up to the amount received in connection with such indemnification claim (net of direct collection or recovery costs and expenses). In connection with any Losses arising under this Agreement, Purchaser Indemnified Parties and Seller Indemnified Parties, as applicable, shall utilize commercially reasonable efforts to pursue collection of any such insurance, if applicable, in order to mitigate against any such Losses (provided, however, that no Indemnified Party shall be required to notify the provider(s) or payor(s) of, or seek recovery for such Losses under, any such insurance policies prior to seeking and obtaining recovery for such Losses pursuant to, and subject to, this Article V).

(d) If an Indemnified Party recovers any such amounts in respect of Losses from any third party responsible for such Losses pursuant to any indemnity, contribution or similar arrangements in effect immediately prior to the Purchase Closing, at any time after the Indemnifying Party has paid all or a portion of such Losses to the Indemnified Party pursuant to the provisions of this Article V, the Indemnified Party shall promptly reimburse the indemnifying Party for any indemnification payment made by the indemnifying Party with respect to such Losses that constitutes a duplicate recovery, up to the amount received by the Indemnified Party from the indemnifying Party in connection with such indemnification claim (net of direct collection or recovery expenses).

(e) Following the Purchase Closing, the sole and exclusive remedy for the breach of any representation or warranty of this Agreement shall be the indemnification provisions set forth in this Article V; provided, however, that nothing herein will limit or otherwise affect any (a) indemnified Party’s rights hereunder or ability to make, pursue, enforce or prosecute any claims based on fraud or intentional misrepresentation, or (b) any Party’s rights to specific performance, injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the Transactions contemplated hereby.

ARTICLE VI

MISCELLANEOUS

6.1. Entire Agreement; Amendments. This Agreement, the Transaction Documents and other documents and Schedules referred to herein and the documents delivered pursuant hereto, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings, indications of interest or letters of intent between or among any of the Parties. This Agreement shall not be amended, restated, modified, or supplemented except by a written instrument signed by all of the Parties. Until such an amendment is signed by all such Parties, any other agreements, understandings, written or oral promises or representations at odds with the terms of this Agreement shall be of no effect and shall not in any way be binding upon the Parties.

6.2. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) when delivered by electronic transmission (including PDF) with electronic confirmation of delivery, or (d) two Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller, to:

Rochal Industries, LLC Attn: Ann Beal Salamone
12719 Cranes ML San Antonio, TX 78230
absalamone@rochalindustries.com
and:

Catalyst Rochal, LLC Attn: Bradley Gurasich
7500 Rialto Blvd, Building 2, Ste 220 Austin TX 78735
bradgurasich@tcgfunds.com

with a copy (which shall not constitute notice) to:

Ewing & Jones, PLLC
Randolph Ewing
6363 Woodway, Suite 1000 Houston, Texas 77057
rewing@ewingjones.com

If to Purchaser, to:

Sanara MedTech Inc. 1200 Summit Ave., Suite 414 Fort Worth, Texas 76102 Attention: Michael McNeil Email: mmcneil@sanaramedtech.com with a copy (which shall not constitute notice) to:

Haynes and Boone LLP
2323 Victory Avenue, Suite 700 Dallas, Texas 75219 Attention: Matthew Fry Email: matt.fry@haynesboone.com

Any Party may change the address to which notices or other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. “Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of Fort Worth, Texas are closed.

6.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no Party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Parties to this Agreement.

6.4. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

6.5. Expenses. Each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

6.6. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

6.7. Execution in Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile transmission or other electronic means, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

6.8. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement and each other Transaction Document and all claims or causes of action shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State without giving regard to any conflict of laws provisions that would require or permit the application of the laws of any other jurisdiction. By the execution and delivery of this Agreement, each of the Parties submits to the exclusive personal jurisdiction of any state or federal court sitting in Tarrant County, Texas in any suit or proceeding arising out of or relating to this Agreement or any of the Transactions. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.

6.9. No Third-Party Beneficiaries. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parties and their respective heirs, successors and permitted assigns any right, benefit, or remedy under or by reason of this Agreement.

6.10. Enforcement of the Agreement. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to (a) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Effective Date, or (b) any other remedy to which they are entitled hereunder after the Effective Date.

6.11. Other Definitional and Interpretative Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iii) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iv) Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(v) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vi) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vii) Schedules. The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule, but not otherwise defined therein shall be defined as set forth in this Agreement.

The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Signature pages follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective on the date first above written.

SELLER:

ROCHAL INDUSTRIES, LLC

By:           /s/ Ann Beal Salamone
Name:                      Ann Beal Salamone
Title:                      Chairman

PURCHASER:

SANARA MEDTECH INC.

By:           /s/ J. Michael Carmena
Name:                      J. Michael Carmena
Title:                      Vice Chairman

Signature Page to Asset Purchase Agreement

LIST OF SCHEDULES

Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”), each of the following schedules to this Agreement have been omitted. The registrant hereby agrees to furnish supplementally to the SEC, upon its request, any or all omitted schedules.

1.
SCHEDULE 1.1                                       510(k) FDA CLEARANCES

2.
SCHEDULE 1.2                                       EXCLUDED ASSETS

3.
SCHEDULE 1.3                                       ASSUMED LIABILITIES

4.
SCHEDULE 1.8                                       LICENSE AGREEMENT MATERIAL TERMS

5.
SCHEDULE 1.11                                       RESEARCH GRANT CONTRACTS

6.
SCHEDULE 2.2                                       PURCHASED INTELLECTUAL PROPERTY

7.
SCHEDULE 2.8                                       EMPLOYEES

8.
SCHEDULE 4.4                                       TRADEMARKS